EXHIBIT 10.2

OPERATING AGREEMENT

This Operating Agreement ("Agreement") is entered into on June 24, 2005, by and among the following parties:

PARTY A: TAIYUAN PUTAI BUSINESS CONSULTING CO., LTD.
LEGAL ADDRESS: 426 Xuefu Street, Taiyuan, Shanxi Province, China

PARTY B: SHANXI PUDA RESOURCES CO., LTD.
LEGAL ADDRESS: 426 Xuefu Street, Taiyuan, Shanxi Province, China

PARTY C: Zhao Ming
ADDRESS: 16-1 Tianditan Wuxiang, Xinghualing District, Taiyuan, Shanxi Province, China

PARTY D: Zhao Yao
ADDRESS: Meiyun Jiashu Yuan, Liulin County, Shanxi Province, China.

WHEREAS, Party A is a wholly foreign owned enterprise registered in The People's Republic of China (the "PRC") under the laws of the PRC;

WHEREAS, Puda Investment Holding Limited (“Puda”), an International Business Company incorporated in the British Virgin Islands, owns all of the registered capital of Party A;

WHEREAS, Party B is a domestic company with exclusively domestic capital registered in the PRC and is engaged in the business of coal crushing, preparation and cleaning (“Business”);

WHEREAS, Party A has established a business relationship with Party B by entering into an Exclusive Consulting Agreement dated as of the same date hereof (“Consulting Agreement”) and a Technology License Agreement dated as of the same date hereof (“License Agreement”);

WHEREAS, Party B is an affiliated Chinese entity of Party A;

WHEREAS, pursuant to the Consulting Agreement and License Agreement between Party A and Party B, Party B shall pay Party A certain fees as set forth in the Consulting Agreement and the License Agreement (“Other Fees”), and Party B’s daily operations will have a material effect on its ability to pay the fees payable to Party A;

WHEREAS, Party C presently owns 80% of the registered capital of Party B;

WHEREAS, Party D presently owns 20% of the registered capital of Party B; and

WHEREAS, Party A, Party B, Party C and Party D agree to further clarify matters relating to the operation of Party B and its Business pursuant to provisions of this Agreement.

NOW THEREFORE, Party A, Party B, Party C and Party D through negotiations hereby agree as follows:

1.
During the term of this Agreement, in order to ensure the normal operation of Party B and its Business, Party A agrees that subject to Party B’s satisfaction of the provisions of this Agreement described below, Party A shall guarantee the performance of contracts, agreements and transactions executed by Party B related to its Business (“Party B’s Obligations”); and in return, Party B agrees to pay to Party A a fee (“Fee”) equal to 50% of Party B’s cash flows from operating activities (“Operating Cash Flow”). The Fee shall be paid monthly by Party B to Party A within 10 days following the end of each month based on the Operating Cash Flow for such month as estimated by Party A and Party B in good faith (“Estimated Monthly Amount”). Within sixty (60) days after the end of each fiscal quarter, Party A and Party B shall make a final determination of the actual Operating Cash Flow for such quarter (“Final Quarterly Amount”) based on the financial statements of Party B, which have been reviewed or audited by the Parties’ registered certifying accountant for U.S. financial reporting purposes (“Accountant”). To the extent the Final Amount is greater than the Estimated Monthly Amounts for such quarter, the Fee shall be adjusted and Party B shall promptly remit to Party A the additional Fee due and owing. To the extent the Final Amount is less than the Estimated Monthly Amounts for such quarter, the Fee shall be adjusted and Party A shall promptly remit to Party B the amount by which the Fee was overpaid.

Notwithstanding anything to the contrary contained in this Agreement, for each fiscal year of Party B, (i) in the event that 50% of Party’s B Net Income (as defined below) for the fiscal year is less than the Fee for such fiscal year, the Fee shall be adjusted such that it shall be equal to 50% of Party B’s Net Income for such fiscal year, and (ii) in the event that 50% of Party B’s Net Income is greater than the Fee for such fiscal year, the Fee shall be increased such that it shall be equal to 50% of Party B’s Net Income for such fiscal year.

For purposes of this Agreement, the determination and calculation of Net Income and Operating Cash Flow shall made in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) as reflected on Party B’s U.S. GAAP financial statements, which have been reviewed or audited by the Accountant, before giving effect to the Fee paid or payable hereunder and the Other Fees paid or payable under the Consulting Agreement and the License Agreement. Any disputes with respect to the determination or calculation of the Fee, Net Income or Operating Cash Flow shall be resolved by the Accountant, and such determination shall be final.

As further consideration for Party A’s guarantee of Party B’s Obligations hereunder, Party B  hereby pledges all of its accounts receivable and assets to Party A as security for the payment of  Party B’s Obligations under the guarantee. Upon the request of Party A at any time and from  time to time, Party B will execute  such further pledge and/or guarantee contracts in favor of  Party A and will take any and all  actions necessary to register such pledge and/or guarantee  contracts with the appropriate PRC government authorities.

According to the aforementioned performance guarantee arrangements, Party A shall execute  written guarantee contracts separately with the other parties to Party B’s contracts, agreements  and transactions as Party B’s performance guarantor, as required in order to undertake  liabilities as guarantor.

2.
In consideration of the requirements of Article 1 herein and to ensure the performance of the Consulting Agreement, the License Agreement and this Agreement between Party A and Party B, and to ensure the payment of all amounts owed by Party B to Party A, Party B together with its shareholders Party C and Party D hereby jointly and severally agree that Party B shall not conduct any transaction which may materially affect its assets, obligations, rights or the Business unless it obtains a prior written consent from Party A, including without limitation the following actions:

2.1	To borrow money from any third party or assume any debt;

2.2
To sell to any third party or acquire from any third party any assets or rights, including without limitations, any plant, equipment, real property or personal property, or any intellectual property rights;

2.3	To provide any guaranty for any third party obligations;

2.4	To assign to any third party any agreements related to the Business;

2.5	To engage in any other business consulting agreements with any third party or to engage in any other business activities other than the Business; and

2.6	To pledge any of its assets or intellectual property rights to any third party as a security interest.

3.
To ensure the performance of the Consulting Agreement, the License Agreement and this Agreement between Party A and Party B, and to ensure the payment of all amounts owed by Party B to Party A, Party B together with its shareholders Party C and Party D hereby jointly and severally agree to accept the operation guidance set by Party A on, including but not limited to, business and marketing strategies, business planning, business operation guidance, the appointment and dismissal of its directors and officers (as described in Article 4 below), the hiring and firing employees, its daily operation of the Business, and its financial and budgeting system.

4.
Party B together with its shareholders Party C and Party D hereby jointly and severally agree that Party B, Party C and Party D shall appoint personnel recommended by Party A as the directors of Party B, and Party B shall appoint those candidates recommended by Party A as Party B's General Manager, Chief Financial Officer, and other high level managerial positions.

5.
Any amendment and supplement of this Agreement shall come into force only after a written agreement in the English language is signed by all parties. The amendment and supplement duly executed by all parties shall be part of this Agreement and shall have the same legal effect as this Agreement.

6.	This Agreement shall be governed by and construed in accordance with the PRC laws.

7.
The parties shall strive to settle any dispute arising from  the interpretation or performance, or in connection with this Agreement through friendly  negotiation. In case no settlement can be reached through negotiation, except as provided in Article 1, either party may submit  such dispute to China International Economic and Trade Arbitration Commission ("CIETAC") for arbitration in accordance with the current rules of CIETAC. The arbitration proceedings shall take place in Hong Kong and shall be conducted in English. The arbitration award shall be final and binding upon the parties.

8.
Any notice which is given by the parties hereto for the purpose of performing the rights, duties  and obligations hereunder shall be in writing in the English language. Where such notice is delivered personally, the time of notice is the time when such notice actually reaches the addressee; where such notice is transmitted by telex or facsimile, the notice time is the time when such notice is transmitted. If  such notice does not reach the addressee on business date or reaches the addressee after the business time, the next business day following such day is the date of notice. The delivery place is the address first written above of the parties hereto or the address advised in writing from time to time. The writing form includes facsimile and telex.

9.
This Agreement shall be executed by a duly authorized representative of each party and shall  become effective as of the date first written above. The term of this Agreement is ten (10) years,  unless early termination occurs in accordance with the relevant provisions herein.

This Agreement shall be automatically renewed for additional ten (10) year periods upon the  expiration of the initial term hereof or any renewal term, unless this Agreement has been  previously terminated as provided herein.

10.
During the term of this Agreement or any renewal term, Party B, Party C and Party D shall not  terminate this Agreement. Notwithstanding the above stipulation, Party A shall have the right to  terminate this Agreement at any time by issuing a thirty days prior written notice to Party B,  Party C and Party D.

11.
This Agreement is executed in English only, and the executed English language Agreement shall prevail in all cases. This Agreement may be executed in counterparts, each of which  shall constitute one and the same agreement, and by facsimile or electronic signature.

12.
Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to  such jurisdiction, be ineffective to the extent of such invalidity or unenforceability, without  affecting in any way the remaining provisions hereof in such jurisdiction or rendering that any  other provision of this Agreement invalid or unenforceable in any other jurisdiction

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IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the date first written above.

PARTY A: TAIYUAN PUTAI BUSINESS CONSULTING CO., LTD

By:   /s/ Zhao Ming

Zhao Ming, Chairman and CEO

PARTY B: SHANXI PUDA RESOURCES CO., LTD.

By:   /s/ Zhao Ming

Zhao Ming, Chairman and CEO

PARTY C:

/s/ Zhao Ming

Zhao Ming

PARTY D:

/s/ Zhao Yao

Zhao Yao